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                                                                EXHIBIT D-1


                                FirstEnergy Corp.
                              76 South Main Street
                               Akron, Ohio 44308
                              Phone: 330-384-5778


                                October 29, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:     FirstEnergy Corp. and Northeast Ohio Natural Gas Company;
        SEC File No. 70-9941

Ladies and Gentlemen:

        I refer to the Application-Declaration on Form U-1 in File No. 70-9941, as amended (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed by FirstEnergy Corp, an Ohio corporation ("FirstEnergy") and an exempt holding company under the Act, seeking authority for the acquisition (the "Transaction") by FirstEnergy of all the issued and outstanding voting securities of Northeast Ohio Natural Gas Company, an Ohio corporation ("NONGC").

        I am General Counsel of FirstEnergy Corp. and have acted as such in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

        In connection with this opinion, I (or persons under my supervision or control) have examined the Application and the exhibits thereto and originals, or copies certified to my satisfaction, of such corporate records of the FirstEnergy and NONGC, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transaction, certificates of officers and representatives of FirstEnergy, and NONGC and such other documents, records and matters of law as I have deemed necessary for the purposes of this opinion.

        Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, I am of the opinion that, in the event the Transactions are completed as described in the Application:





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      1.    The laws of the State of Ohio applicable to the Transaction will have been complied with.

      2. FirstEnergy and NONGC are validly organized and duly existing corporations.

      3. FirstEnergy has acquired all the outstanding common stock of NONGC.

      4. The consummation of the Transaction will not violate the legal rights of the lawful holders of any securities issued by FirstEnergy or any associate company of FirstEnergy.

      This opinion in respect of the Transaction as described in the Application is subject to the following assumptions or conditions:

     (i) The authorizations and approvals of the Transaction given by the Boards of Directors shall remain in effect at the closing thereof .

    (ii) The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transaction.

   (iii) The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

    (iv) No opinions are expressed with respect to laws other than those of the State of Ohio.

     (v) I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates by officers of FirstEnergy, NONGC and other appropriate persons and statements contained in the Application.

      I hereby consent to the filing of this opinion as an exhibit to the Application.

                                           Respectfully yours,


                                          /s/ Leila L. Vespoli




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